EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-105195 and 333-12160 on Form S-3 and Registration Statements Nos. 333-57091, 333-72456, 333-72458, 333-72460, 333-112761 and 333-134295 on Form S-8 of our reports dated February 28, 2007, relating to the financial statements of OMI Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of OMI Corporation for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

New York, New York
February 28, 2007